SECOND AMENDMENT TO AMENDED AND RESTATED BYLAWS

OF

DYNARESOURCE, INC.

(a Delaware corporation)

The undersigned, being the duly elected and acting Secretary of DynaResource, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

1. The Board of Directors of the Corporation and the holders of all of the issued and outstanding Series C Preferred Stock and Series D Preferred Stock, by joint written consent, approved and adopted the following amendments to the Amended and Restated Bylaws of the Corporation (as previously amended, the “Bylaws”) effective as of May 20, 2025:

Article III, Section 3.02 of the Bylaws is hereby amended in its entirety to read as follows:

Section 3.02. Number, Election and Term of Office. As set forth in Article V of the Amended and Restated Certificate of Incorporation, as amended to date, the Board of Directors shall be divided into two classes of directors, Class I Directors and Class II Directors, all of whom shall be eligible for election at each annual meeting of the stockholders. The Board of Directors shall have the right to fix the number of directors from time to time; provided that there shall always be at least one Class II Director. The Class I Directors shall be elected by the vote of the holders of the issued and outstanding shares of Common Stock voting together as a single class, and the Class II Directors shall be elected by the vote of the holders of the issued and outstanding shares of Series C Preferred Stock voting together as a single class (and to the extent that no shares of Series C Preferred Stock are issued and outstanding, then the Class II Directors shall be elected by the vote of the holders of the issued and outstanding shares of Common Stock voting together as a single class). Each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

2. All other provisions of the Bylaws of the Corporation remain unchanged and are in full force and effect.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 20th day of May, 2025.

/s/ Alonso Sotomayor Alonso Sotomayor Secretary